Exhibit (a)(4)


   News Release

   Public Storage, Inc.
   701 Western Avenue
   P.O. Box 25050
   Glendale, CA  91221-5050
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                                    For Release:   Immediately
                                    Date:          January 31, 1997
                                    Contact:       Mr. Harvey Lenkin
                                                   (818) 244-8080

   GLENDALE, California--Public Storage, Inc. (NYSE:PSA), announced today that the Company's cash tender offer for units of limited partnership interest in PS Partners IV, Ltd., a California limited partnership, was extended from February 3, 1997 to 5:00 p.m. New York City time on February 19, 1997.

   In the tender offer, approximately 10,960 units have been tendered.

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